Exhibit 5

DECLAN J. O'DONNELL,ESQ.
Law Offices of Declan Joseph O'Donnell, P.C.
499 South Larkspur Drive
Castle Rock, Colorado 80104

Phone   (303) 688-1193  Fax   (303) 663-8595
Toll Free (800) 632-2828

October 1, 2001

Securities and Exchange Commission
450 Fifth Street N.W.
Washington D.C. 20549

Re: Micro Laboratories, Inc.

To Whom It May Concern:

As counsel for the above Company and in connection with the filing on Form S-8 of the Registration Statement under Securities Act of 1933 for the sale of its securities, it is my opinion that the securities being registered thereunder will, when sold, be legally issued, fully paid and non-assessable.

The undersigned hereby consents to the filing of this opinion as an exhibit to said Registration Statement.

Very truly yours,

/S/ DECLAN J. O'DONNELL
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Declan J. O'Donnell
DJO:rg